Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2/A

(Form Type)

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Secur ity Type	Security Class Title	Fee Calculat ion or Carry Forwar d Rule	Amoun t Registe red	Propos ed Maxim um Offerin g Price Per Unit	Maxim um Aggreg ate Offerin g Price	Fee Rate	Amount of Registra tion Fee	Carry Forwa rd Form Type	Carry Forwa rd File Numb er	Carry Forwa rd Initial effecti ve date	Filing Fee Previou sly Paid In Connect ion with Unsold Securiti es to be Carried Forwar d

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(a)(1)	116,173	$24.29	$2,821,842.17(1)	$153.10	$432.02(2)

Fees to Be Paid	Equity	Rights to Purchase Shares of Common Stock(3)	–	–	–	–	–	–

Fees Previously Paid	Equity	Common Stock	457(o)			$1,000, 000	$153. 10	$153.10(4)

	Equity	Rights to Purchase Shares of Common Stock(3)	–	–	–	–	–	–

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	415(a)(6)	7,383,827(5)	$22.65	$167,243,681.55(5)	$92.70		N-2	333- 262272	March 2, 2022	$15,503.49

Total Offering Amounts				7,500,000		$170,065,523.72		$432.02

Total Fees Previously Paid								$153.10

Total Fee Offsets								—

Net Fee Due								$278.92
(1)

The Registrant is relying on Rule 457(c) under the Securities Act of 1933 to calculate the registration fee. The Maximum Aggregate Offering Price is estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the shares of common stock on May 16, 2025, as reported on the New York Stock Exchange. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.

(2)	Amount represents $153.10 previously paid to register $1,000,000 of Common Shares, plus $278.92 to register the additional $1,821,842.17 of Common Shares registered hereby.

(3)

No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase shares of common stock, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.

(4)

The Registrant previously paid $153.10 in connection with the filing of the Registrant’s Registration Statement on Form N-2 (File No. 333-285516) with the Securities and Exchange Commission on March 3, 2025.

(5)

Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 7,383,827 of unsold shares of common stock (the “Unsold Carryfoward Shares”) that were previously registered for sale under the Registrant’s prior registration statement on Form N-2 (File No. 333-262272) effective March 4, 2022 (the “Prior Registration Statement”). The Registrant previously paid filing fees of $15,503.49 in connection with such Unsold Carryforward Shares. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid with respect to the Unsold Carryforward Shares will continue to be applied to such Unsold Carryforward Shares. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Carryforward Shares under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.